UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 10, 2014

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8500 Station Street, Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2014, Energy West Incorporated, a Montana corporation (“EWI”) and a wholly-owned subsidiary of Gas Natural Inc. (the “Corporation”), executed a stock purchase agreement (the “Stock Purchase Agreement”) for the sale of all of the stock of its wholly-owned subsidiary, Energy West Wyoming, Inc., a Wyoming corporation (“EWW”), to Cheyenne Light, Fuel and Power Company, a Wyoming corporation (“Cheyenne”). The purchase price for EWW is $15,800,000, subject to adjustment based upon (i) the working capital of EWW on the closing of the transaction and (ii) any amendments to the disclosure schedules to the Stock Purchase Agreement that result in losses to EWW.

Also on October 10, 2014, Energy West Development, Inc., a Montana corporation (“EWD”) which is wholly-owned by EWI, executed an asset purchase agreement (the “Asset Purchase Agreement”) for the sale of the transmission pipeline system known as the Shoshone Pipeline and the gathering pipeline system known as the Glacier Pipeline and certain other assets directly used in the operation of the pipelines (collectively, the “Pipeline Assets”) to Black Hills Exploration and Production, Inc., a Wyoming corporation and an affiliate of Cheyenne (together, with Cheyenne, “Buyer”). The purchase price for the Pipeline Assets is $1,200,000, subject to adjustment based on any amendments to the disclosure schedules to the Asset Purchase Agreement that result in losses to the Pipeline Assets.

The Stock Purchase Agreement and the Asset Purchase Agreement are referred to collectively as the “Purchase Agreements” and all of the transactions contemplated therein are collectively referred to as the “Transaction.”

The Purchase Agreements contain customary representations, warranties, covenants and indemnification provisions. The consummation of the Transaction depends upon the satisfaction or waiver of a number of customary closing conditions, the receipt of regulatory approvals and the consent of certain of EWI’s lenders. In addition, Buyer has the right to terminate the Purchase Agreements in the event that the amendments to the disclosure schedules to the Purchase Agreements are reasonably likely to result in losses to EWW and the Pipeline Assets, collectively, in excess of $750,000.

The Transaction is expected to close in approximately six to twelve months but there can be no assurances that the Transaction will be completed on the proposed terms or at all.

The foregoing description of the Purchase Agreements is not complete and is qualified in its entirety by reference to the full and complete terms of the Purchase Agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 and are incorporated herein by reference. The Corporation also issued a press release announcing this transaction on October 14, 2014. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement by and among Energy West Incorporated, a Montana corporation, Energy West Wyoming, Inc., a Wyoming corporation, and Cheyenne Light, Fuel and Power Company, a Wyoming corporation, dated October 10, 2014.

10.2	Asset Purchase Agreement by and between Black Hills Exploration and Production, Inc., a Wyoming corporation, and Energy West Development, Inc., a Montana corporation, dated October 10, 2014.

99.1	Press Release dated October 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ James E. Sprague
Its:	Chief Financial Officer

Dated: October 14, 2014